Exhibit 23.3

TOSKI, SCHAEFER & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
555 INTERNATIONAL DRIVE
WILLIAMSVILLE, NEW YORK 14221
TELEPHONE (716) 634-0700
FAX (716) 634-0764

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Industrial Minerals, Inc.
One Dundas Street West
Suite 2500
Toronto, Ontario M5G 1Z3

        We consent to the use of our report dated March 7, 2006 (except for notes 11 and 12, as to which date is April 10, 2006) in the Registration Statement on Form SB-2, with respect to the consolidated balance sheet of Industrial Minerals, Inc. as of December 31, 2005 and the related consolidated statements of operations, changes in stockholder’s deficit and cash flows for theY year then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ TOSKI, SCHAEFER & CO., P.C.

Williamsville, New York
January 30, 2008